Filed Pursuant to Rule 433
Registration File No. 333-275130
July 22, 2024

KINDER MORGAN, INC.
Pricing Term Sheet
$500,000,000 5.100% Senior Notes due 2029
$750,000,000 5.950% Senior Notes due 2054

Issuer:	Kinder Morgan, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	Baa2/BBB/BBB
Ratings Outlooks (Moody’s / S&P / Fitch)*:	(Stable/Stable/Stable)
Security Type:	Senior Notes
Pricing Date:	July 22, 2024
Settlement Date (T+7):	July 31, 2024
Interest Payment Dates:	February 1 and August 1, commencing February 1, 2025	February 1 and August 1, commencing February 1, 2025
Record Dates:	January 15 and July 15	January 15 and July 15
Maturity Date:	August 1, 2029	August 1, 2054
Principal Amount:	$500,000,000	$750,000,000
Benchmark Treasury:	4.250% due June 30, 2029	4.250% due February 15, 2054
Benchmark Treasury Price / Yield:	100-09 / 4.186%	96-06+ / 4.483%
Spread to Benchmark Treasury:	+95 bps	+150 bps
Yield to Maturity:	5.136%	5.983%
Interest Rate:	5.100%	5.950%
Price to the Public:	99.843% of the aggregate principal amount	99.542% of the aggregate principal amount
Optional Redemption:	Prior to July 1, 2029 (one month prior to the maturity date of the notes due 2029), in the case of the notes due 2029, and February 1, 2054 (six months prior to the maturity date of the notes due 2054), in the case of the notes due 2054 (the applicable date with respect to each such series of notes, the “Applicable Par Call Date”), we may redeem each series of the notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the Applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, in the case of the notes due 2029, and plus 25 basis points, in the case of the notes due 2054, less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Applicable Par Call Date, we may redeem the notes of each series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
CUSIP / ISIN:	49456B AZ4 / US49456BAZ40	49456B BA8 / US49456BBA89
Joint Book-Running Managers:

BofA Securities, Inc.
BMO Capital Markets Corp.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Barclays Capital Inc.

Intesa Sanpaolo IMI Securities Corp.

PNC Capital Markets LLC

Regions Securities LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

* Note: The ratings of a security are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Legend

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting BofA Securities, Inc. at 1-800-294-1322, BMO Capital Markets Corp. at 1-866-864-7760, MUFG Securities Americas Inc. at 1-877-649-6848, or RBC Capital Markets, LLC at 1-212-618-7706.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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